UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.                )

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Monmouth Real Estate Investment Corporation
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MONMOUTH REAL ESTATE INVESTMENT CORPORATION

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

INTERNET:	OFFICE:	EMAIL:
www.mreic.reit	(732) 577-9996	mreic@mreic.com

January 4, 2022

Dear Shareholder:

We have previously sent you the proxy materials for the special meeting of shareholders (the “Special Meeting”) of Monmouth Real Estate Investment Corporation (“Monmouth”) to be held on February 17, 2022. At the Special Meeting shareholders will be asked to approve, among other matters, the acquisition of Monmouth by Industrial Logistics Properties Trust (“ILPT”) via Monmouth’s merger with a wholly owned subsidiary of ILPT (the “Merger”). To ensure that your shares are counted, please take a moment right now and return the enclosed proxy card.

Monmouth’s board of directors has determined that Monmouth’s merger agreement with ILPT (the “Merger Agreement”), the Merger, and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Monmouth and its shareholders, and recommends that you vote “FOR” each of the proposals to be considered and voted upon at the Special Meeting.

In order to make it convenient for you to vote, we are enclosing a duplicate proxy card for your use. We have also made arrangements for you to be able to vote by telephone or internet, as well as by mail. Simply follow the instructions on the enclosed proxy card to do so.

Please vote today!

Holders of at least two-thirds of all outstanding shares of Monmouth’s common stock must vote in favor to authorize the Merger. Because the required vote for the proposal to approve the Merger is based on the number of votes Monmouth common shareholders are entitled to cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the Merger.

Remember - every share and every vote counts!

You may also sign, date and mail your proxy card in the envelope provided. If you have any questions, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Thank you for your continued support.

Sincerely,

Eugene W. Landy
Chairman of the Board